UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-31193

Date of Report: August 3, 2010

EASTERN ENVIRONMENT SOLUTIONS, CORP.
(Exact name of registrant as specified in its charter)

Nevada	16-1583162
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

Harbin Dongdazhi Street 165, Harbin, P.R. China	150001
(Address of principal executive offices)	(Zip Code)

86-451-5394-8666
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02           Election of Directors

On August 3, 2010 the Board of Directors increased the number of members of the Board to five, and elected Shiping Wang to serve as a member of the Board of Directors.  Information about Mr.. Wang follows.

Shiping Wang has been engaged since 1997 in academic research as well as program development with respect to waste compost and comprehensive disposal technology in several provinces of China.  Since 2003 he has been employed as Professor at the Institute of Food Engineering of China Agricultural University.  Professor Wang engages in research regarding agricultural and urban waste disposal, specializing in the analysis and development of programs for the utilization of food waste.  From 1997 to 2003 Professor Wang was employed as Professor and Director of the Life Science and Biotechnique Research Center of the China Northeast Agriculture University, engaged in research regarding solid waste disposal.   During the same period, from 1997 to date, Professor Wang has been affiliated with Meishang Biology High Science and Technology Environment Protection Co., Ltd., where he currently serves on a part-time basis as Chief Scientist, and served from 1997 to 2006 as Chief Technology Officer and Executive Vice President.  Professor Wang also serves as the environmental protection model city evaluation expert for China’s Ministry of Environmental Protection, as “863” resources comprehensive utilization evaluation expert for the Ministry of Science and Technology, and as an associated expert with the China Resources Recycling Association.  In 1992 Professor Wang was awarded a Master’s Degree in Environmental Monitoring by the China Jilin University.  He is 51 years old.

The Company has entered into Independent Director’s Contract with the new director, under which the Company agreed to pay Shiping Wang a cash fee of $20,000 per annum.

Item 9.01             Financial Statements and Exhibits

Exhibits

10-a	Independent Director’s Contract dated August 3, 2010 between Eastern Environment Solutions, Corp. and Shiping Wang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN ENVIRONMENT SOLUTIONS, CORP.

Dated: August 9, 2010	By:/s/ Feng Yan
Feng Yan, Chief Executive Officer